INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 2-99839, No. 33-2133, No. 33-26178 and No. 33-66752) pertaining to the Incentive Stock Option Plan, Employee Stock Purchase Plan, Nonemployee Director Stock Incentive Plan and 1992 Stock Incentive Plan of MMI Medical, Inc. of our report dated January 8, 1994, with respect to the financial statements of MEDIQ Equipment and Maintenance Services, Inc. for the three years ended September 30, 1993 included in the Current Report on Form 8-K/A (Amendment No.
2) dated August 3, 1994 of MMI Medical, Inc.


/s/ Deliotte & Touche LLP

Philadelphia, Pennsylvania
May 10, 1995

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